Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Appointment of Dr. Harold L. Paz to the Board of Directors

MECHANICSBURG, PENNSYLVANIA — February 21, 2017 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced the appointment of Dr. Harold L. Paz to its Board of Directors (the “Board”), effective on March 1, 2017. Dr. Paz will also serve on Select Medical’s Quality of Care and Patient Safety Committee. His Board term will expire at Select Medical’s 2017 Annual Meeting of Stockholders, at which time he will stand for election along with the other director nominees standing for election at that meeting.

“We are delighted to welcome Dr. Paz to the Board,” said Robert A. Ortenzio, Executive Chairman and Co-Founder of Select Medical. “Through his leading roles in major healthcare systems, Dr. Paz is familiar with issues impacting physicians and brings an important perspective. He will be a valued addition to the Board.”

Dr. Paz joins the Board with nearly 25 years of experience in the healthcare and insurance industries. He currently serves as the Executive Vice President and Chief Medical Officer of Aetna Inc. Previously, he served as the Chief Executive Officer of Penn State Hershey Medical Center and Health System, Senior Vice President for Health Affairs for The Pennsylvania State University, as well as the Dean of its College of Medicine. Prior to his appointment at Penn State, Dr. Paz spent 11 years as the Dean of the Robert Wood Johnson Medical School and the Chief Executive Officer of the Robert Wood Johnson University Medical Group.

Dr. Paz received a bachelor’s degree in biology and psychology from the University of Rochester, a master of science in life science engineering from Tufts University, and his medical degree from the University of Rochester School of Medicine and Dentistry.

About Select Medical

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities. As of December 31, 2016, Select Medical operated 103 long term acute care hospitals and 20 acute medical rehabilitation hospitals in 27 states and 1,611 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 300 centers in 38 states. Concentra also provides contract services at employer worksites and

Department of Veterans Affairs community-based outpatient clinics. At December 31, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation